Exhibit 99.1

MEREDITH ENTERPRISES FILES APPLICATION WITH SEC
TO DELIST ITS COMMON STOCK
FROM THE AMERICAN STOCK EXCHANGE

MENLO PARK, CA, September 15, 2005 — Meredith Enterprises, Inc., (AMEX: MPQ) today reported that it voluntarily filed with the SEC an application to delist its common stock from the American Stock Exchange. The company also has submitted to the Amex notice of its intent to withdraw from listing. The Amex will suspend trading in the company’s common stock if and when the SEC grants the company’s application to withdraw its common stock from listing. The company expects the delisting to become effective within 45 days. When that occurs, the company plans to file a Form 15 with the SEC to terminate registration of its common stock with the SEC and immediately suspend the company’s filing of current and periodic reports with the SEC.

The company anticipates that, following delisting with the Amex and deregistration with the SEC, its common stock will be quoted on the Pink Sheets®, an electronic quotation service for over-the-counter securities. The company intends to provide to the public the information necessary for market makers to quote the company’s stock on the pink sheets, but the company can give no assurances that any broker will make a market in the company’s common stock.

According to Allen K. Meredith, the company’s CEO, “Our board of directors decided to take this action after carefully considering the recommendation of a special committee of the board created to evaluate the issue. The committee concluded that the disadvantages of continuing as a public company outweigh the benefits to the company and its stockholders, and the board concurred with the committee’s recommendation to take the steps we announce today.”

Among the factors the board of directors considered in reaching its decision are:

•	The ongoing costs and expenses, both direct and indirect, associated with the preparation and filing of the company’s periodic reports with the SEC. The company expects to save each year approximately the equivalent of the current quarterly dividend in out-of-pocket accounting, legal and other costs.

•	The substantial increase in costs and expenses that the company expects to incur in 2006 and thereafter as a public company in light of the Sarbanes-Oxley Act of 2002, particularly complying with Section 404 of that act.

•	Going private will enable management to focus more time on running the business rather than on SEC compliance.

•	Liquidity of the company’s common stock on the Amex has been limited, and volatility has been greater than the company believes is warranted.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about Meredith Enterprises, Inc. and its business. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties – many of which are outside of the company’s control – that may cause actual results to differ materially from those expressed or implied by forward-looking statements. These risks and uncertainties include: whether the SEC will grant the company’s application to deregister the company’s stock from the Amex, and if so, the timing of that event; whether the company will meet the requirements to file a Form 15 and deregister with the SEC as it expects, particularly the requirement that the company have fewer than 300 stockholders of record at that time (as it does currently); the company’s ability to provide the information necessary for market makers to quote the company’s stock on the pink sheets; and whether the company’s common stock will in fact be traded on the pink sheets after the delisting and deregistration. (The company faces the risk of delisting its shares from the Amex but then being unable to meet the requirements to deregister as a reporting company with the SEC. In that event, the company would not achieve the savings it anticipates and would no longer have the benefit of having its shares traded on the Amex rather than the pink sheets.) The company will continue to face other risks and uncertainties, including whether the company can maintain its dividend, renew its leases with existing tenants, collect amounts due under existing leases, lease vacant space to new tenants at acceptable rates (including the approximately 38,000 square foot vacancy in our Tustin property upon the expiration of the lease on September 30, 2005), and complete the construction and lease-up of a new shopping center in Garden Grove, CA and other assets it may develop in the future. For a description of these and other risks that may affect the company’s performance, please see the sections in its most recent Quarterly Report on Form 10-QSB entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Significant Recent Events” and “– Risk Factors that May Affect Future Results.”

Contact:
Meredith Enterprises, Inc.
Allen Meredith
(650) 233-7140